Execution Copy
Exhibit 10.37
THE TALBOTS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective January 1, 2009

THE TALBOTS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective January 1, 2009
     The Talbots, Inc. (the “Company”) hereby amends and restates The Talbots, Inc. Supplemental Executive Retirement Plan (the “SERP”) effective as of January 1, 2009. The SERP was last amended and restated effective January 1, 1993.
     The Company maintains The Talbots, Inc. Pension Plan (the “Pension Plan”) which is intended to meet the requirements of a “qualified plan” under the Code. The Code places limitations on the maximum amount of an employee’s compensation that may be taken into account for determining benefits, and the amount of benefits, payable under the Pension Plan. The Company established the SERP to provide for the benefits that cannot be paid under the Pension Plan as a result of such limitations.
     The Company maintains the SERP for a select group of the Employer’s key management employees and highly compensated employees. The SERP is intended to, and shall be interpreted to, comply in all respects with Section 409A of the Code (“Section 409A”) and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.
ARTICLE I
TITLE AND DEFINITIONS
     1.1 “Actuarial Equivalent” shall mean the interest rates and the mortality tables used to determine benefits under the Pension Plan.
     1.2 “Administrator” shall mean the person or persons appointed by the Committee to perform such plan administrative duties as are delegated by the Committee.
     1.3 “Beneficiary” shall mean the person designated by the Participant as such pursuant to Section 6.1 of the SERP.
     1.4 “Beneficiary Designation” shall mean the forms (including electronic forms) by which an Eligible Employee designates his Beneficiaries.
     1.5 “Board” shall mean the Board of Directors of the Company.
     1.6 “Change in Control” shall be deemed to have occurred upon the occurrence on the following events:
(a)	The acquisition (including as a result of a merger) by any person (as such term is used in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act, or persons acting in concert (which for purposes of the SERP shall include two or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a group within the meaning of Sections

13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, or AEON (U.S.A.), Inc. or any of its subsidiaries or affiliates (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent (25%) of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring Person; or

(b)	Individuals, who, as of January 1, 2009, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to January 1, 2009, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company and further excluding any individual who is an affiliate, associate (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent (10%) of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company.
     1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to the Code shall include the regulations issued thereunder.
     1.8 “Committee” shall mean The Talbots, Inc. Pension Committee appointed by the Board to administer the SERP in accordance with Article VII of the SERP.
     1.9 “Company” shall mean The Talbots, Inc.
     1.10 “Compensation” for purposes of determining benefits under the SERP shall have the same meaning as such term has under the Pension Plan plus a Participant’s deferrals to the Deferred Compensation Plan. For purposes of determining benefits under the SERP, under no circumstances shall severance pay be taken into account.
     1.11 “Deferred Compensation Plan” shall mean The Talbots, Inc. Deferred Compensation Plan.
     1.12 “Disabled” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     1.13 “Distribution Election” shall mean the forms (including electronic forms) by which an Eligible Employee makes his election with respect to the form of payment of his benefit.
     1.14 “Effective Date” of the SERP shall mean June 27, 1988. The Effective Date of this amendment and restatement is January 1, 2009.
     1.15 “Eligible Employee” shall mean an Employee of the Employer who is a participant in the Pension Plan and:
(a)	Who (i) is at director level or above, but below Vice President level, (ii) elects to defer a portion of his compensation to the Deferred Compensation Plan, and (iii) is designated by the head of Human Resources of the Company to be eligible to participate in the SERP; or

(b)	Who (i) is a Vice President or Above, (ii) whose benefit under the Pension Plan is limited by the application of Section 401(a)(17) of the Code, and (iii) is designated by the head of Human Resources of the Company to be eligible to participate in the SERP.
     1.16 “Employer” shall mean the Company and any member of its controlled group as listed in Appendix A.
     1.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Any reference to ERISA shall include the regulations issued thereunder.
     1.18 “Participant” shall mean any Eligible Employee who becomes a Participant in the SERP in accordance with Article II of the SERP. For purposes of clarification, an Eligible Employee shall continue to be a Participant in the SERP until his benefit is entirely paid or the SERP is terminated, if earlier.
     1.19 “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which annuity payments shall commence. Unless otherwise specified, the Payment Date shall be the later of (a) the first day of the seventh month following a Participant’s Separation from Service, or (b) the first day of the month following the Participant’s attainment of age 55 after Separation from Service. Subsequent annuity payments shall be made on the first day of each subsequent month.
     1.20 “Pension Plan” shall mean The Talbots, Inc. Pension Plan.
     1.21 “Plan Year” shall mean the calendar year.
     1.22 “Retirement” shall be deemed to occur upon the Participant’s Separation from Service, other than as a result of death, on or after the Participant’s attainment of age 55 and completion of 10 or more Years of Service.

     1.23 “Separation from Service” shall occur when the Eligible Employee dies, retires, or otherwise has a Termination from Employment with the Employer.
     1.24 “SERP” shall mean The Talbots, Inc. Supplemental Executive Retirement Plan.
     1.25 “Spouse” shall mean a person of the opposite sex who is the Participant’s husband or wife.
     1.26 “Termination from Employment” shall occur on the date that the Participant ceases to be employed by the Employer for any reason other than Retirement, Disability, death or an authorized leave of absence. Whether a Termination of Employment has occurred shall be based on the facts and circumstances and determined in accordance with Section 409A.
     1.27 “Vice President and Above” shall mean an Eligible Employee who has the position of Vice President or above.
     1.28 “Years of Service” shall mean each Plan Year in which the Eligible Employee completes 1,000 hours of service. Service with the Employer prior to an Eligible Employee becoming Participant in the SERP shall be taken into account for purposes of determining Years of Service. An Eligible Employee’s service with the Employer during periods in which he is not otherwise an Eligible Employee and service with The J. Jill Group, Inc. and J. Jill, LLC (and their successor entities) shall be taken into account under this Section 1.28 of the SERP. An Eligible Employee’s Years of Service shall include additional service specifically granted for purposes of the SERP under a written individual agreement entered into between the Employer and the Eligible Employee.
ARTICLE II
PARTICIPATION
     2.1 General Rule. An Eligible Employee shall become a Participant in the SERP on the first day of the Plan Year in which his benefit under the Pension Plan is limited as described in Article III of the SERP. For the avoidance of any doubt, the Eligible Employee is not eligible to participate in the SERP until the Head of Human Resources of the Company designates the Eligible Employee.
     2.2 Rehires. This Section 2.2 of the SERP shall apply only to Eligible Employees who are rehired by the Employer and eligible to participate in the Pension Plan on their rehire date.
(a)	In the case of an Eligible Employee who is rehired by the Employer during the same Plan Year in which he Separated from Service, such Eligible Employee shall immediately become a Participant in the SERP and his prior Distribution Election and Beneficiary Designation, if any, shall immediately become effective.

(b)	In the event that an Eligible Employee is rehired by the Employer after his benefit under the SERP has been fully paid, such Eligible Employee’s future accruals will be distributed pursuant to Article V of the SERP.

(c)	If an Eligible Employee is rehired after the last day of the Plan Year in which he Separated from Service, his previous Distribution Election and Beneficiary Designation, if any, shall apply to his benefit determined as of the date he previously Separated from Service, and his future accruals will be distributed pursuant to Article V of the SERP.

(d)	In all other cases, the Eligible Employee shall be eligible to participate in the SERP on the first day of the Plan Year following the Plan Year in which he is rehired.
     Notwithstanding the foregoing, in the event that an employee is not eligible to participate in the Pension Plan on his rehire date, he shall not be eligible to participate in the SERP upon being rehired by an Employer.
ARTICLE III
BENEFITS
     3.1 Benefit for Eligible Employees who are Director level or above, but below Vice President level. A Participant who has satisfied the vesting requirements of Article IV of the SERP and is at a Director level or above, but below the level of Vice President, shall be entitled to a benefit under the SERP in accordance with this Section 3.1 of the SERP. The amount of a Participant’s benefit shall be equal (a) minus (b) as follows:
(a)	The Participant’s benefit under the Pension Plan, expressed as a straight life annuity which would have been payable to the Participant under the Pension Plan absent the exclusion of deferrals to the Deferred Compensation Plan from compensation (as defined under the Pension Plan); minus

(b)	The Participant’s actual benefit under the Pension Plan, expressed as a straight life annuity.
     For purposes of determining benefits under this Section 3.1 of the SERP, only Compensation up to the limit under Section 401(a)(17) of the Code will be taken into account.
     3.2 Benefit for Eligible Employees Who are Vice President Level and Above. A Participant who has satisfied the vesting requirements of Article IV of the SERP and is at a level of Vice President or above shall be entitled to a benefit under the SERP in accordance with this Section 3.2 of the SERP. The amount of a Participant’s benefit shall equal (a) minus (b) as follows:
(a)	The Participant’s benefit under the Pension Plan, expressed as a straight life annuity which would have been payable to the Participant under the Pension Plan absent the application of Section 401(a)(17) of the Code, including deferrals to the Deferred Compensation Plan; minus

(b)	The Participant’s actual benefit under the Pension Plan, expressed as a straight life annuity.

     3.3 Individual Written Agreements. Notwithstanding anything in the SERP to the contrary, the calculation of a Participant’s benefit under the SERP shall take into account, and be subject to, the terms and conditions of any individual written agreement entered into between the Company and the Participant that expressly provides benefits under the SERP in addition to the benefits provided pursuant the terms and conditions of this plan document.
ARTICLE IV
VESTING
     The Participant shall be fully vested in his benefit under the SERP upon completion of five (5) Years of Service. Notwithstanding anything in the SERP to the contrary, an Eligible Employee shall become vested in his benefit under the SERP in accordance with the terms and conditions provisions of any individual written agreement entered into between the Company and the Eligible Employee that expressly provides for earlier vesting of his benefit under the SERP.
ARTICLE V
DISTRIBUTIONS
     5.1 Form of Distribution of a Participants’ Benefits. Upon a Participant’s Separation from Service, he shall be eligible for a benefit under the SERP, provided that he has satisfied the vesting requirement provided pursuant to Article IV of the SERP.
(a)	A Participant’s benefit shall be paid in the form of a single life annuity unless the Participant, prior to the Payment Date, elects an optional form of payment by completing a Distribution Election and Beneficiary Designation Form, provided that as of the Payment Date, the newly elected annuity form is actuarially equivalent to the single life annuity.

In lieu of a single life annuity, a Participant can elect to have his benefit paid in one of the optional forms of payment:
(i)	Joint and 50% survivor annuity;

(ii)	Joint and 75% survivor annuity;

(iii)	Joint and 100% survivor annuity; and

(iv)	Ten-year certain and continuous annuity.
(b)	Payment of the Participant’s benefit shall commence on the Payment Date, but in no event later than the later of (i) December 31 of the calendar year which includes the Payment Date, or (ii) the fifteenth day of the third calendar month following the Payment Date.

(c)	Notwithstanding anything in the SERP to the contrary, participants who as of December 31, 2008 (i) have Separated from Service, (ii) have attained age 55, and (iii) have not commenced payment of their benefits, shall make Distribution

Elections as to the form of payment of their benefits no later than December 31, 2008. Payments shall commence on the first business day of March 2009, but in no event later than the last business day of June 2009.
(d)	Notwithstanding anything in the SERP to the contrary, the payment of benefits of participants who as of December 31, 2008 (i) have Separated from Service, (ii) have not attained age 55, and (iii) have not commenced payment of their benefits, shall commence on the first business day of month following the date that the Participant attains age 55, but in no event later than the later of (i) December 31 of the calendar year which includes the Participant’s 55th birthday, or (ii) the fifteenth day of the third calendar month following the Participant’s 55th birthday.

(e)	The amount of a Participant’s payments under an annuity form, or the amount of a Participant’s lump sum payment, shall be determined in accordance with the actuarial assumptions used to determine the amount of payments under the annuity forms and the lump sum payment under the Pension Plan. The early commencement actuarial reduction factors set forth under the Pension Plan shall apply if payments commence before the Participant attains age 65.
     5.2 Transitional Relief. If as of December 31, 2008, a Participant is receiving monthly annuity payments and the Actuarial Equivalent of the remaining payments is not more than $15,500, such Participant shall be permitted to make an irrevocable election to have the lump sum present value of his remaining monthly payments paid to him a lump sum. The Participant must make an election pursuant to this Section 5.2 of the SERP on or before December 31, 2008. If a Participant makes such an election, the lump sum payment shall be made on the first business day of March 2009, but in no event later than the last business day of June 2009.
     5.3 Small Benefit Exception. If on the Participant’s Payment Date, the lump sum present value of his benefit under the SERP is less than the amount specified in Section 402(g) of the Code, payment of his benefit shall be paid in a lump sum on his Payment Date, but in no event later than the later of (i) December 31 of the calendar year which includes the Payment Date, or (ii) the fifteenth day of the third calendar month following the Payment Date. For purpose of this Section 5.3 of the SERP, all other non-qualified deferred compensation plans of the Employer shall be aggregated with the SERP to the extent required by Section 409A.
     5.4 Death Benefits.
(a)	Prior to Commencement of Benefits. In the event that a married Participant dies who (i) has an accrued benefit under the SERP, (ii) has attained age 55 and completed ten (10) Years of Service prior to the date of his death, and (iii) has not commenced payment of his benefit, his Spouse shall be eligible for a pre-retirement survivor annuity. The amount of the pre-retirement survivor annuity shall be equal to 50% of the amount which would have been payable to the Participant if he had retired on the date of his death and had elected a joint and 50% survivor annuity.

In the event that a married Participant dies who (i) has an accrued benefit under the SERP, (ii) has not attained age 55 and/or completed ten (10) Years of Service prior to the date of his death, and (iii) has not commenced payment of his benefit, his Spouse shall be eligible for a pre-retirement survivor annuity. The amount of the pre-retirement survivor annuity shall be equal to 50% of the amount which would have been payable to the Participant if he had (1) terminated employment on the date of his death (or on his actual termination date, if earlier), (2) survived to his age 55, and (3) elected a joint and 50% survivor annuity payable at age 55.

The pre-retirement survivor annuity shall commence to the Participant’s surviving Spouse on the later of (i) the first business day of the month following the date of the Participant’s death; or (ii) the first business day of month following the date on which the Participant would have attained age 55. In no event shall payment commence later than the later of (1) December 31 of the calendar year which includes the later of (i) or (ii) above, or (2) the fifteenth day of the third calendar month following the date which is the later of (i) or (ii) above.

The early commencement actuarial reduction factors set forth under the Pension Plan shall apply if payments commence before the Participant attained or would have attained age 65 if he had lived.

(b)	After Commencement of Benefits. In the event that the Participant dies after commencing payment of his benefit under the SERP, the Participant’s Beneficiary shall be entitled to survivor benefits if survivor benefits are available under the form of payment elected by the Participant. Survivor benefits, if any, shall commence to the Participant’s Beneficiary on the first business day of the month following the month in which the Participant died.
ARTICLE VI
PAYEE DESIGNATIONS AND LIMITATIONS
     6.1 Beneficiaries. If a Participant elects to have his benefit paid in the form of a joint and survivor annuity or a ten-year certain and continuous annuity, he shall designate any person as Beneficiary to whom the survivor benefits under such payment form shall be paid upon his death. The Participant shall make this designation on the Beneficiary Designation in the manner prescribed by the Administrator. A Participant may change his Beneficiary at any time prior to commencing payment of his benefit.
     6.2 Payments to Minors. In the event any amount is payable under the SERP to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrators decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     6.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the SERP to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrator and the Employer under the SERP.
     6.4 Inability to Locate Payee. In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount of the Participant’s benefit shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE VII
ADMINISTRATION
     7.1 Committee. The SERP shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion:
(a)	To appoint an Administrator;

(b)	To appoint agents to act on its behalf;

(c)	To interpret the SERP;

(d)	To decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions);

(e)	To make, amend and rescind such rules as it deems necessary for the proper administration of the SERP; and

(f)	To make all other determinations and resolve all questions of fact necessary or advisable for the administration of the SERP, including determinations regarding eligibility for benefits payable under the SERP.
     All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby in good faith. A decision by one member of the Committee shall not be final, conclusive and binding unless a majority of the Committee ratifies such decision. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the SERP. The Employer will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the SERP, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     7.2 Claims Procedure. Any Participant, former Participant or Beneficiary, or their authorized representative, (the “Claimant”) may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the Claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. If additional time is needed for the Administrator to decide the claim, including requesting information from the Claimant, the Administrator shall be afforded an additional ninety (90) days provided that the Claimant is notified of the extension within the first ninety (90) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the Claimant the following information:
(a)	Specific reason or reasons for the denial;

(b)	Specific reference to any provisions of the SERP on which the denial is based;

(c)	Description of any additional material or information that is necessary to perfect the claim; and

(d)	An explanation of the SERP’s appeal procedures and the right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal.
     7.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a Claimant may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The Claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a Claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the Claimant’s request for review. The decision on review shall be in writing and shall include the following information:
(a)	Specific reason or reasons for the denial;

(b)	Specific reference to any provisions of the SERP on which the denial is based;

(c)	A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the SERP’s files which is relevant to the Claimant’s claim; and

(d)	A statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal.

ARTICLE VIII
MISCELLANEOUS
     8.1 Amendment or Termination of SERP. The Board of Directors of the Company (or a committee of the Board authorized to amend and terminate the SERP) may, at any time, direct the Committee to amend or terminate the SERP, except that no such amendment or termination may reduce a Participant’s accrued benefit. If the SERP is terminated, no further benefits shall accrue and all accrued benefits shall be fully vested and shall be paid in accordance with the provisions of the SERP and Participants’ Distribution Elections, if any. Following a Change in Control, no provision of the SERP may be changed, amended, modified, deleted, waived or discharged unless such provision is specifically approved in writing by each Participant then covered by the SERP.
     8.2 Unsecured General Creditor. The benefits paid under the SERP shall be paid from the general funds of the Employer to the extent not paid from a trust, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that the SERP be unfunded for purposes of ERISA and the Code.
     8.3 Trust. The Employer shall be responsible for the payment of all benefits under the SERP. At its discretion, the Employer may establish one or more grantor trusts for the purpose of providing for payment of benefits under the SERP. Such trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the SERP.
     8.4 Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the SERP and not to any other person or entity. No part of a Participant’s benefit shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s benefit be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s benefit shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of the SERP.
     8.5 Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the SERP. There shall be deducted from each payment made under the SERP or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or the SERP. The Employer shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

     8.6 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Employer. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     8.7 Errors in Distributions. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Section 409A, as soon as possible after the discovery of such error. In the event of an overpayment, the Employer may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Section 409A) to recoup the amount of such overpayment.
     8.8 Employment Not Guaranteed. Nothing contained in the SERP nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
     8.9 Successors of the Company. The rights and obligations of the Employer under the SERP shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
     8.10 Notice. Any notice or filing required or permitted to be given to the Employer or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Employer, to the principal office of the Employer, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Employer may be permitted by electronic communication according to specifications established by the Committee.
     8.11 Headings. Headings and subheadings in the SERP are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     8.12 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     8.13 Governing Law. The SERP is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, the SERP is not fully preempted by federal law, such issue or provision shall be governed by the laws of The Commonwealth of Massachusetts without reference to conflicts in law principles.

APPENDIX A
Participating Employers
•	The Talbots Group, Limited Partnership

•	The Talbots, Inc.

•	The Talbots Import, LLC

•	The Talbots Classics National Bank

•	The Talbots Classics Finance Company

•	J. Jill, LLC